Exhibit 5.1

[Jones Day Letterhead]

                    , 2011

The Wimble Company

c/o The Procter & Gamble Company

One Procter & Gamble Plaza

Cincinnati, Ohio 45202

Re:	Registration Statement on Form S-4 and Form S-1 Filed by The Wimble Company

Ladies and Gentlemen:

We are acting as counsel for The Procter & Gamble Company, an Ohio corporation (“P&G”), in connection with Registration Statement No. 333-175029 on Form S-4 and Form S-1 (the “Registration Statement”) of The Wimble Company, a Delaware corporation and wholly owned subsidiary of P&G (“Pringles”), relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 29,143,190 shares of common stock, par value $0.01 per share, of Pringles (the “Pringles Common Stock”) to be distributed to shareholders of P&G pursuant to the exchange offer described in the Registration Statement. Terms not defined herein have the meanings ascribed to them in the Registration Statement.

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for the purposes of such opinions. Based upon the foregoing and subject to the further limitations and qualifications set forth herein, we are of the opinion that:

1.	The shares of Pringles Common Stock that have been issued prior to the date hereof have been authorized by all necessary corporate action of Pringles and are validly issued, fully paid and nonassessable.

2.	The additional shares of Pringles Common Stock to be issued pursuant to the Transaction Agreement, dated as of April 5, 2011, by and among P&G, Pringles, Diamond Foods, Inc. and Wimbledon Acquisition LLC, will be, when so issued, authorized by all necessary corporate action of Pringles, validly issued, fully paid and nonassessable.

Our examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly our opinions herein are limited to, the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law. We express no opinion with respect to any other law of the State of Delaware or the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,